                           EXHIBIT 11


             COMPUTATION OF NET EARNINGS PER COMMON
                  AND COMMON EQUIVALENT SHARE
 For the three months ended February 28, 1997 and February 29, 1996
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
                                       February       February
                                         1997           1996
                                       --------       --------
PRIMARY EARNINGS PER SHARE:
  Shares*


     Average shares outstanding        17,108,178     15,599,996

     Net average additional shares
outstanding
     assuming dilutive stock options
exercised
     and proceeds used to purchase
treasury stock
     at average market price              757,196        159,039
                                       ----------      ---------

     Average number of common and
common
     equivalent shares outstanding     17,865,374     15,759,035
                                       ==========     ==========


  Net Earnings


     Net earnings for primary         $16,323,000     $9,688,000
earnings per share                    ===========     ==========

  Primary Earnings Per Share*               $0.91          $0.61
                                      ===========     ==========


*Earnings per share and all share amounts have been adjusted to reflect the three-for-one split of the Common Stock to holders of record May 10, 1996.
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